EXHIBIT 99.1

                               DTE Energy Company
                      2000 2nd Ave., Detroit, MI 48226-1279


                                            DTE ENERGY
                                            [LOGO]

May 31, 2001

THE NEW DTE ENERGY FORMED WITH CLOSING
OF MCN ENERGY GROUP MERGER

         DETROIT - The completion today of the DTE Energy Co. (NYSE:DTE) merger with MCN Energy Group positions DTE Energy to become a major regional energy player.

         The merger agreement was announced in October 1999 and received the approvals of shareholders of both companies and federal regulatory agencies prior to today's closing.

         "We can now proceed full steam with the knowledge that the creation of a regional energy powerhouse will be a reality," said Anthony F. Earley Jr., DTE Energy chairman and chief executive officer. "We're excited about our future, and we know our customers, employees and shareholders share that excitement."

         Customers of the company's two principal operating subsidiaries, Detroit Edison and Michigan Consolidated Gas Co. (MichCon), will not see an immediate impact in services as a result of the merger. Rather, the merger benefits will become apparent over the next two years as customers of both utilities ultimately will benefit from one bill for both electric and gas service, and one telephone number to call for service and other business matters.

         "By joining the employee skills and resources of both companies, we will be able to provide customers with a continuing commitment to service reliability and safety, 'one-stop' customer service and expanded product offerings," Earley said. "We'll continue to support the economic growth of Michigan and build upon both companies' records of outstanding community involvement."

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         The merger was consummated after DTE Energy acquired all outstanding shares of MCN Energy Group for a combination of cash and shares of DTE Energy common stock. The value of the transaction is approximately $3.9 billion, including the assumption of MCN's debt.

         DTE Energy will remain headquartered in Detroit and now has more than 11,300 employees, who serve 2.1 million electric customers and 1.2 million natural gas customers in Michigan. By late summer, the company expects to see about 800 employees take advantage of an April early-retirement option that is intended to allow the company to begin realizing synergies achieved by the merger. DTE Energy is a diversified energy company involved in the development and management of energy-related business and services nationwide.

         The new company will combine DTE Energy's experience in power plant operation, coal management and power marketing with MCN's expertise in natural gas purchasing, transportation, storage and marketing. As a result, DTE Energy is well positioned to market coal, gas and electricity in the region and to compete more effectively in the development of new power plants and distributed generation sources.

         The new DTE Energy has an energy portfolio comprising more than 11,000 megawatts of electric generating capacity, 600 billion cubic feet per year of natural gas deliveries and 130 billion cubic feet of natural gas storage capacity, with assets of $9 billion and annual revenue exceeding $8 billion.

         DTE Energy's electric utility, Detroit Edison, and the former MCN natural gas utility, MichCon, will retain their corporate identities and be operated as subsidiaries of DTE Energy.

         "Strategically, the fit is perfect," Earley said. "We've brought together two complementary companies to create an integrated energy company with a focused strategy and the financial strength, asset mix and scale critical to growth in a more competitive energy environment. Our combined capabilities will be leveraged to pursue expansion opportunities in an area spanning the Great Lakes region to



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the Northeast, which accounts for about half of the nation's total energy consumption."

         The combined company will have three operating units led by: Gerard M. Anderson, president and chief operating officer of DTE Energy Resources; Robert
J. Buckler, president and chief operating officer of DTE Energy Distribution; and Stephen E. Ewing, president and chief operating officer of DTE Gas.

         DTE Energy also plans to expand its board of directors to include:
Alfred R. Glancy III, former MCN Energy Group chairman and chief executive officer; Frank M. Hennessy, chairman of the board of EMCO, Ltd., of Taylor, Mich.; and Howard F. Sims, chairman and chief executive officer, SDGdesign, Inc., of Detroit.

         DTE Energy, already a major corporate citizen in Southeastern Michigan, will combine the philanthropic work of the Detroit Edison Foundation and the MichCon Foundation into a new entity that will be called the DTE Energy Foundation. The new foundation will encompass a leadership role in education, community development, environmental programs and diversity-focused initiatives.

         Information about DTE Energy is available at http://www.dteenergy.com.

         This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. For a detailed discussion of the factors that may affect results, see DTE Energy's 2000 Report on Form 10-K.

Members of the Media - For Further information:
Lorie N. Kessler                                            Lewis K. Layton
(313) 235-8807                                               (313) 235-8809